------------------------------
                                                           OMB APPROVAL
                                                  -----------------------------
                                                  OMB Number   3235-0287
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response .......0.5
                                                  -----------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Barlow                           David                             S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    c/o Enzon, Inc., 20 Kingsbridge Road
--------------------------------------------------------------------------------
                                    (Street)

    Piscataway,               New Jersey                 08854
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                               Enzon, Inc. (ENZN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

                                   April 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/30/99         A       V       124         A     See footnote 1              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/30/99        A       V        70         A     See footnote 1              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          03/31/00        A       V        81         A     See footnote 1              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04-18-00        P              6,500        A         $28.25                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04-18-00        P              2,500        A         $27.875                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04-18-00        P                500        A         $28.00                  D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          04-18-00        P                500        A         $28125     10,275       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


1) Securities granted by Enzon, Inc. pursuant to the Independent Directors Stock Plan as compensation for service as a member of the Board of Directors of Enzon, Inc. and qualified under Rule 16b-3(c)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

                                                                  SEC 1474(7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-  11.
                    sion                       Number of                       Title and Amount            Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying      8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities         Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   -----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)             Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------             or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-             Number  ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion                of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title      Shares  5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option (1)    $43.375  01/02/00 A    V   10,000       01/02/01 01/02/10 Common Stock 10,000           10,000     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Acquired pursuant to the Company's Non-Qualified Stock Option Plan and qualified under Rule 16b-3.


        /s/ David S. Barlow                                  May 3, 2000
     -------------------------------                    -----------------------
     **Signature of Reporting Person                             Date

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.